UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2016

UCP, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36001	90-0978085
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Almaden Boulevard Suite 400 San Jose, California	95113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 207-9499

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

UCP, Inc. (the “Company”) has determined not to pursue the potential $25 million secured revolving acquisition and development loan facility that it was negotiating at this time. Accordingly, after giving effect to the pending private offering of $200 million aggregate principal amount of Senior Notes due 2021 by the Company’s wholly-owned subsidiaries, UCP, LLC and UCP Finance Corp. (the “Notes Offering”), the application of a portion of the net proceeds therefrom to repay substantially all of the Company’s outstanding debt and the related termination of certain of the Company’s existing credit facilities, the Company would have had approximately $25.0 million of secured loan commitments outstanding as of June 30, 2016, of which approximately $11.8 million would have been available for additional borrowing. In light of the Notes Offering and the Company’s existing sources of financing, it determined that its business plan does not require, at this time, the additional liquidity that would be provided by the potential $25 million facility. No assurance can be given that the pending Notes Offering will be consummated, and, if the Notes Offering is not consummated, the Company will reevaluate its capital needs and sources of liquidity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2016	UCP, INC.

	By:	/s/ James M. Pirrello
James M. Pirrello
Chief Financial Officer, Chief Accounting Officer and Treasurer